PRESS RELEASE

Clorox Reports Q3 Fiscal Year 2020 Results, Updates Fiscal Year Outlook

OAKLAND, Calif., May 1, 2020 – The Clorox Company (NYSE:CLX) reported sales growth of 15% and an increase in diluted net earnings per share (diluted EPS) of 31% for its third quarter of fiscal year 2020, which ended March 31, 2020. The company delivered sales and earnings growth in all reportable segments.

“Our hearts go out to everyone who has been affected by the COVID-19 pandemic. We’re privileged to be in a position to serve the public health during this time,” said Chair and CEO Benno Dorer. “Our commitment to doing everything we can to support consumers, healthcare facilities and communities is reflected in our strong third-quarter financial results.”

Dorer added: “Beyond the extraordinary growth in our disinfecting products, we saw broad-based growth across all four segments as our portfolio is uniquely positioned to serve consumers in this unprecedented time. Importantly, our business was on track to deliver growth for the back half of the fiscal year in line with our expectations, even ahead of the pandemic. With a portfolio that’s been relatively resilient during past recessions, the heightened importance of disinfecting products in consumers’ lives and strong future investments in our IGNITE strategy, we’re optimistic about our ability to continue to perform well even in what’s expected to be a challenging economic environment.”

This press release includes some non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more information.

Fiscal Third-Quarter Results

Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2019, unless otherwise stated.

●	15% sales increase
●	$1.89 diluted EPS (31% increase versus year-ago quarter)

Sales increased 15%, driven by 18 points of volume growth due to higher demand for products across the company’s portfolio in the face of the pandemic. This was partially offset by 2 points from unfavorable foreign currency exchange rates and 1 point from unfavorable price mix. Organic sales1 were up 17% for the quarter.

The company’s third-quarter gross margin increased by 330 basis points to 46.7% from 43.4% in the year-ago quarter. This increase – the sixth consecutive quarter of year-over-year gross margin expansion -- was driven by double-digit volume growth and a strong cost savings performance, which were partially offset by higher trade promotion spending.

Clorox delivered earnings of $241 million, or $1.89 diluted EPS, compared to $187 million, or $1.44 diluted EPS, in the year-ago quarter, representing a 31% increase in diluted earnings per share. Diluted EPS growth was driven primarily by net sales growth and gross margin expansion, which were partially offset by higher selling and administrative costs as well as higher advertising investments.

Year-to-date net cash provided by operations was $806 million, compared to $603 million in the year-ago period — an increase of 34%.

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1 Organic sales growth/(decrease) is a non-GAAP measure. See “Non-GAAP Financial Information” at the end of this press release, including the reconciliation of organic sales growth/(decrease) to net sales growth/(decrease), the most comparable GAAP measure.

Key Segment Results

Following is a summary of key third-quarter results by reportable segment. All comparisons are with the third quarter of fiscal year 2019, unless otherwise stated.

Cleaning (Laundry, Home Care, Professional Products)

●	32% sales increase
●	71% pretax earnings increase

Segment sales were up behind double-digit shipment increases in all business units. Home Care was the primary driver, while there were also significant contributions from Laundry and Professional Products due to elevated demand for Clorox® disinfecting wipes and sprays, Clorox® disinfecting bleach, Clorox Healthcare® germicidal wipes, and other disinfecting products. Increased consumer demand also drove higher household penetration on our retail brands. Pretax earnings increased mainly due to sales growth, which was partially offset by unfavorable mix and assortment as well as higher advertising investments.

Household (Bags and Wraps, Grilling, Cat Litter, Digestive Health)

●	2% sales increase
●	15% pretax earnings increase

The increase in segment sales was driven by Cat Litter and Grilling, fueled by increased consumer demand. Segment sales growth was partially offset by higher trade promotion spending. Higher pretax earnings were driven mainly by net sales growth and cost savings.

Lifestyle (Food, Water Filtration, Natural Personal Care, Dietary Supplements)

●	10% sales increase
●	29% pretax earnings increase

Segment sales were up in three of four business units behind higher consumer demand, led by Water Filtration with strong contributions from Food and Natural Personal Care, partially offset by a decline in Dietary Supplements driven by a supply disruption due to COVID-19. Pretax earnings grew primarily behind higher sales, which were partially offset by higher advertising investments.

International (Sales outside of the U.S.)

●	11% sales increase (22% organic sales increase)
●	50% pretax earnings increase

Segment sales increased behind double-digit volume growth in every geographic region. Sales were also impacted by 11 points of negative foreign currency impact, which was partially offset by pricing action implemented before the pandemic. On an organic sales basis, International grew 22%. Pretax earnings were up, driven by the benefit of sales growth, which was partially offset by the impact of unfavorable foreign currency exchange rates.

Clorox Updates Fiscal Year 2020 Outlook

●	4% to 6% sales growth (6% to 8% organic sales growth)
●	$6.70 to $6.90 diluted EPS range (6% to 9% increase versus year ago)

Clorox’s fiscal year sales outlook is now expected to be in the 4% to 6% growth range, driven by the impact of COVID-19. Importantly, based on early trends during the quarter, sales were tracking in line with the company’s original plan to return to organic sales growth in the back half of the fiscal year, reflecting increased product demand driven by strong customer plans, meaningful back-half innovation programs and higher consumer investments, leading to expanded distribution across the portfolio. This updated outlook continues to assume about 2 points of foreign exchange headwinds. Fiscal year organic sales are now expected to grow in the 6% to 8% range.

Gross margin is now expected to be up strongly, reflecting the continued benefit of operating leverage driven by sales momentum and cost savings initiatives. These factors will be partially offset by temporary investments to support employees who are on the front lines involved in product manufacturing and shipping, including increased wages and benefits as well as enhanced operational safety measures. It also includes higher transportation and warehousing costs to support greater product demand, such as expedited shipping to customers.

Advertising and sales promotion spending is expected to be about 10% of sales.

Clorox now expects selling and administrative expenses to be about 15% of sales, due to higher incentive compensation costs that are anticipated this fiscal year, consistent with the company’s commitment to a pay-for-performance philosophy. It also reflects donations the company is making to several relief organizations.

The company’s effective tax rate is now expected to be in the range of 21% to 22%, reflecting increased excess tax benefits from incentive compensation.

Net of all these factors, Clorox now anticipates fiscal year 2020 diluted EPS to be between $6.70 and $6.90. Importantly, this outlook assumes minimal supply chain disruptions for the remainder of the fiscal year.

“I’m extremely proud of the strong financial results we delivered this quarter because they show how this organization responded quickly to address an unprecedented demand for our products during this public health crisis,” said Chief Financial Officer Kevin Jacobsen. “Importantly, with accelerating revenue and cash flow, we have the ability to lean further into our IGNITE strategy, from enhancing our capabilities and accelerating supply chain investments to strengthening the value proposition of our brands, so we can continue to achieve growth that’s not only profitable but also sustainable and responsible.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited cash flow information and free cash flow reconciliation
●	Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,800 employees worldwide and fiscal year 2019 sales of $6.2 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality™ and NeoCell® dietary supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. Nearly 80% of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, included on CR Magazine's 2019 100 Best Corporate Citizens list, Barron’s 2020 100 Most Sustainable Companies, the Human Rights Campaign’s 2020 Corporate Equality Index and the 2019 Bloomberg Gender Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed about $12 million in combined cash grants, product donations and cause marketing in fiscal year 2019. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on our business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, or could affect the company’s ability to achieve its strategic goals, are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to, the uncertainties relating to the impact of COVID-19 on the company’s business, operations, employees, financial condition and results of operations as well as: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; the company’s ability to maintain its business reputation and the reputation of its brands and products; the impact of COVID-19 on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any disruption to such systems; long-term changes in consumer preference or demand for our products as a result of any shortages or lack of availability of any products in the near-term; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; lower revenue, increased costs or reputational harm resulting from government actions and regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; uncertain worldwide, regional and local economic and financial market conditions, including as a result of fear of exposure to or actual impacts of a widespread disease outbreak, such as COVID-19; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including the imposition of new or additional tariffs; labor claims and labor unrest; inflationary pressures, particularly in Argentina; political instability and the uncertainty regarding the outcome of Brexit;

government-imposed price controls or other regulations; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal or tax proceedings, including in foreign jurisdictions; the ability of the company to implement and generate cost savings and efficiencies; the success of the company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad® business; the company’s ability to attract and retain key personnel; supply disruptions, including as a result of COVID-19 and governments’ responses thereto, and other risks inherent in reliance on a limited base of suppliers; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; increased focus by governmental and non-governmental organizations, customers, consumers and investors on sustainability issues, including those related to climate change; the facilities of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, natural disasters, disease outbreaks or pandemics, such as COVID-19, and terrorism; the company’s ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the accuracy of the company’s estimates and assumptions on which its financial projections are based; the effect of the company’s indebtedness and credit rating on its business operations and financial results; the company’s ability to access capital markets and other funding sources, as well as continued or increased market volatility; the company’s ability to pay and declare dividends or repurchase its stock in the future; uncertainties relating to tax positions, tax disputes and changes in the company’s tax rate, and any additional effects of the Tax Cuts and Jobs Act on the company; the company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; and risks related to the company’s discontinuation of operations in Venezuela.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

●	This press release contains non-GAAP financial information related to organic sales growth/(decrease) for the third quarter of fiscal year 2020 and organic sales growth outlook for fiscal year 2020. Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
●	Organic sales growth outlook for fiscal year 2020 excludes the impact of unfavorable foreign currency exchange rates, which the company expects could reduce GAAP net sales growth by about 2 percentage points.
●	Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to operate throughout the relevant periods, and the company’s estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease) (GAAP), the most comparable GAAP measure:

	Three Months Ended March 31, 2020
	Percentage change versus the year-ago period
	Cleaning	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	32%	2%	10%	11%	15%
Add: Foreign Exchange	—	—	—	11	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	32%	2%	10%	22%	17%

	Nine Months Ended March 31, 2020
	Percentage change versus the year-ago period
	Cleaning	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	10%	(6)%	6%	3%	3%
Add: Foreign Exchange	—	—	—	9	2
Add/(Subtract): Divestitures/Acquisitions	—	—	—	—	—
Organic sales growth / (decrease) (non-GAAP)	10%	(6)%	6%	12%	5%

Media Relations

Naomi Greer, naomi.greer@clorox.com
Aileen Zerrudo, aileen.zerrudo@clorox.com

Investor Relations

Lisah Burhan, lisah.burhan@clorox.com
Joel Ramirez, joel.ramirez@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except share and per share data

	Three Months Ended		Nine Months Ended
	3/31/2020	3/31/2019	3/31/2020	3/31/2019
Net sales	$1,783	$1,551	$4,738	$4,587
Cost of products sold	951	878	2,604	2,593
Gross profit	832	673	2,134	1,994

Selling and administrative expenses	269	216	690	639
Advertising costs	184	161	461	445
Research and development costs	39	34	103	98
Interest expense	24	24	74	72
Other (income) expense, net	19	(2)	16	8
Earnings before income taxes	297	240	790	732
Income taxes	56	53	161	153
Net earnings	$241	$187	$629	$579

Net earnings per share
Basic net earnings per share	$1.92	$1.46	$5.01	$4.53
Diluted net earnings per share	$1.89	$1.44	$4.94	$4.45

Weighted average shares outstanding (in thousands)
Basic	125,661	128,404	125,641	128,092
Diluted	127,328	130,266	127,236	130,218

Reportable Segment Information (Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	3/31/2020	3/31/2019	% Change(1)	3/31/2020	3/31/2019	% Change(1)
Cleaning	$671	$508	32%	$231	$135	71%
Household	500	489	2%	107	93	15%
Lifestyle	339	309	10%	66	51	29%
International	273	245	11%	36	24	50%
Corporate	-	-	-	(143)	(63)	127%
Total	$1,783	$1,551	15%	$297	$240	24%

	Net sales			Earnings (losses) before income taxes
	Nine Months Ended			Nine Months Ended
	3/31/2020	3/31/2019	% Change(1)	3/31/2020	3/31/2019	% Change(1)
Cleaning	$1,734	$1,579	10%	$556	$450	24%
Household	1,241	1,324	-6%	169	198	-15%
Lifestyle	1,008	953	6%	221	191	16%
International	755	731	3%	106	77	38%
Corporate	-	-	-	(262)	(184)	42%
Total	$4,738	$4,587	3%	$790	$732	8%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	3/31/2020	6/30/2019	3/31/2019
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$496	$111	$178
Receivables, net	726	631	587
Inventories, net	457	512	556
Prepaid expenses and other current assets	71	51	72
Total current assets	1,750	1,305	1,393
Property, plant and equipment, net	1,047	1,034	1,000
Operating lease right-of-use assets	297	-	-
Goodwill	1,568	1,591	1,589
Trademarks, net	785	791	791
Other intangible assets, net	111	121	124
Other assets	292	274	265
Total assets	$5,850	$5,116	$5,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$638	$396	$321
Current operating lease liabilities	65	-	-
Accounts payable and accrued liabilities	1,091	1,035	940
Income taxes payable	-	9	-
Total current liabilities	1,794	1,440	1,261
Long-term debt	2,288	2,287	2,286
Long-term operating lease liabilities	277	-	-
Other liabilities	730	780	774
Deferred income taxes	66	50	60
Total liabilities	5,155	4,557	4,381

Stockholders’ equity
Preferred stock	-	-	-
Common stock	159	159	159
Additional paid-in capital	1,111	1,046	1,033
Retained earnings	3,398	3,150	3,004
Treasury shares	(3,317)	(3,194)	(2,851)
Accumulated other comprehensive net (loss) income	(656)	(602)	(564)
Stockholders’ equity	695	559	781
Total liabilities and stockholders’ equity	$5,850	$5,116	$5,162